Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172